EXHIBIT 10.19

Bancolombia

TIN 890.903.938-8	0000005160084099 001
ASSESOR N° 03471	REQUIREMENT N°: 0000000000041 604697
Promissory Note° 5160084099	For $ 500,000,000.00 to 17,1381%

We, ODIN ENERGY SANTA MARTA CORPORATION SA

By virtue of this promissory note we promise to pay several and unconditionally to the order from Bancolombia SA, or who represents their rights, at its offices from SANTA MARTA the amount of FIVE HUNDRED MILLION PESOS legal currency (Cop $ 500,000,000.00), that we have received from the Bank as a title of mutual business with interests. We will pay such amount over a period of 12 months through 12 equal monthly quotes of FORTY-ONE MILLION SIX HUNDRED AND SIXTY-SIX THOUSAND SIX HUNDRED AND SIXTY-SEVEN PESOS legal currency (Cop $ 41,666,667.00) each one, the first one should be paid on August 15th, 2008 and each month consecutively until the full debt is cancelled. We will recognize during the term, interest to the average rate of deposits paid by credit establishments by certificates of deposit term with a period of ninety (90) days (DTF), certified by the Banco de la República or the rate that replace it, increased in SEVEN POINT FIVE HUNDRED FIFTY (7,550) points, interest will be liquidated by advanced quarter and paid in its equivalent due month.

For the first period the interest rate is SEVENTEEN POINT THIRTEEN AND EIGHTY ONE PERCENT (17,1381%) per year.

For the next period of interest, the interest will be adjusted taking into account the current rate for the week which begins in the corresponding period of interest. In the event of default we will pay for each day of delay, liquidated interest at the rate of TWENTY-SEVEN POINT AND SIX NINETY PERCENT. (27,9600%) per year or the maximum legal allowed rate. Failure or delay in the payment of any quote of the amortization of capital or interest will cause to the creditor to declare the obligation expired and require paying the entire debt. It is also understood that the Bank may enforce the obligation contained in this promissory note in the following cases: 1 - If the assets of any of the Subscribers are seized or pursued by any person exercising any action. 2 - Death of any of the subscribers. 3 - If the property given as guarantee is devaluated, is taxed, sold in whole or in part or no longer sufficient guarantee for any reason. The taxes or liens that affect the obligation will be charged to our office and we disclaim in favor of the creditor to the legal benefits, present or future, that is modified in the amount, enforceability or in any other concept related with the unconditional promise of payment we do. The Bank is authorized to withdraw all the money owed, including capital, interest, taxes, costs and prejudicial and judicial expenses of collection, etc. from current account, the savings account, any deposit or amount of money that exists on our behalf or on behalf of any of us in all its offices in the country. We subscribe to this promissory note in SANTA MARTA on July 15, 2008 date on which we have given it to the Bank to make it negotiable. When the Bank is authorized to charge a higher interest rate, this one is what will be accruing this promissory note. Our several and unconditional responsibility extends to all extensions, renewals or extensions of the deadline, that the Bank grants to any of us and during which will continue without any change our obligation of solving several and unconditionally the contained herein debts, which we explicitly accept from the day. The partial deposit and / or the payment of interests that take place in this promissory note, will be recorded by the Bank in other manual or systematized document. For the first term, the agreed interest rate is equivalent to (18.5505) annual cash.

Sign: ____________________________________________	Address:	____________________________
Name: ODIN ENERGY SANTA MARTA CORPORATION SA	Telephone: ____________________________
ID or TIN: 900108681	City:	____________________________

Note: In case of requiring more signatures, do it in the following of this text, using the same previous information.

Promissory note Number 5160084099